Exhibit 35.1
Master Servicer’s Compliance Statement
BANC OF AMERICA SECURITIES AUTO TRUST 2006-G1
I, Daniel B. Goodwin, certify that:
1.	A review of (a) the activities of Bank of America, National Association, in its capacity as Master Servicer (in such capacity, the “Master Servicer”), pursuant to the Master Servicing Agreement, dated as of November 14, 2006, by and among the Master Servicer, Banc of America Securities Auto Trust 2006-G1, as issuer, and U.S. Bank National Association, as Indenture Trustee, and pursuant to the other transaction documents referred to in the Master Servicing Agreement (together with the Master Servicing Agreement, the “Transaction Documents”) during the period from November 14, 2006 through December 31, 2006 (the “Reporting Period”), and (b) the Master Servicer’s performance under the Transaction Documents during the Reporting Period, has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Transaction Documents throughout the Reporting Period.
Date: March 16, 2007

By:	/s/ Daniel B. Goodwin
	Name:	Daniel B. Goodwin
	Title:	Managing Director, Global Structured Finance/Principal Finance Group